Resource Credit Income Fund

Item 77Q1(d) – Copies of Constituent Instruments Defining Rights of Holders

The Multiple Class Plan for Classes A, C, D, I, L, T, U and W for Resource Credit Income Fund (the “Registrant”), effective July 18, 2017, was filed as an Exhibit d(3) to Post−Effective Amendment No. 4 to the Registrant's Registration Statement, Accession Number 0001398344-17-008795, and is hereby incorporated by reference in response to Item 77Q1(d) of the Registrant's Form N−SAR.